UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2011
BENEFICIAL MUTUAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States	1-33476	56-2480744

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania	19106

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 864-6000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 9, 2011, Andrew J. Miller, Executive Vice President and Chief Lending Officer of Beneficial Mutual Bancorp, Inc. (the “Company”) and Beneficial Bank (the “Bank”) announced that he was leaving the employ of the Company and the Bank to pursue other opportunities effective as of May 6, 2011.
(c) On May 9, 2011, James E. Gould was appointed Executive Vice President and Chief Lending Officer of the Company and the Bank. Mr. Gould, age 64, brings over 35 years of banking experience to the Company and the Bank having previously served in senior lending and credit positions at Wilmington Trust, Wachovia and predecessor banks (First Union, Corestates), and Mellon Bank. Prior to joining the Company, Mr. Gould served as Managing Director of Private Banking for Wilmington Trust Bank in the Pennsylvania and Southern New Jersey Regions. Prior to joining Wilmington Trust Bank in 2007, Mr. Gould was Senior Vice President and Regional Managing Director of Credit for Wachovia Bank’s Wealth Management Division.
(e) In connection with Mr. Miller’s departure, the Company, the Bank and Mr. Miller entered into a Separation Agreement and General Release, pursuant to which Mr. Miller’s employment agreement with the Company and the Bank was terminated. Under the Separation Agreement and General Release, Mr. Miller will receive payments, ratably over a two year period in accordance with Mr. Miller’s regular payroll schedule, as well as a separation payment, in the total gross amount of $880,980, less normal withholdings, and the continuation of health, life and dental insurance for a period of twenty-four months.
A copy of the Separation Agreement and General Release is filed as Exhibit 10.1 to this Report and is furnished herewith.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Number	Description

10.1	Separation Agreement and General Release Between Beneficial Mutual Bancorp, Inc., Beneficial Mutual Savings Bank and Andrew J. Miller

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.
Date: May 13, 2011	By:	/s/ Gerard P. Cuddy
Gerard P. Cuddy
President and Chief Executive Officer